GENERAL ELECTRIC COMPANY
Additional cash flows information for year ended December 31, 2018
As a supplement to the information reported in our Statement of Cash Flows for the year ended December 31, 2018, General Electric Company is providing the following breakdown of the cash flows from operating activities (CFOA) and Adjusted Free Cash Flows (Non-GAAP) for its industrial business segments and corporate items and eliminations for the year ended December 31, 2018.

For the year ended December 31, 2018 (Dollars in millions)
Cash flows from operating activities (GAAP)
Power(a)	$(2,210)
Renewable Energy	770
Aviation	5,373
Oil & Gas	1,763
Healthcare	3,485
Transportation	281
Lighting	(8)
Corporate items and eliminations	(7,196)
GE CFOA(b)	$2,258

Adjusted Free Cash Flows (Non-GAAP)
Power(a)	$(2,660)
Renewable Energy	486
Aviation	4,230
Oil & Gas	494
Healthcare	3,018
Transportation	167
Lighting	(34)
Corporate items and eliminations	(1,186)
Adjusted GE Industrial Free Cash Flows(b)	$4,515
(a)    Previously disclosed in our Form 8-K filed on January 31, 2019.
(b)    Previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018.
We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 2-3 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

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GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use information derived from consolidated financial data but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. The following non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

•	2018 Free Cash Flows (FCF) and Adjusted FCF by segment

•	GE Industrial FCF and Adjusted GE Industrial FCF

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

2018 FREE CASH FLOWS (FCF) BY SEGMENT AND ADJUSTED FCF BY SEGMENT (NON-GAAP)
(In millions)	Power	Renewable Energy	Aviation	Oil & Gas	Healthcare	Transportation	Lighting	Corp and Elims	GE Industrial

CFOA (GAAP)	$(2,210)	$770	$5,373	$1,763	$3,485	$281	$(8)	$(7,196)	$2,258
Add: gross additions to property, plant and equipment	(378)	(279)	(1,070)	(964)	(378)	(104)	(17)	(112)	(3,302)
Add: gross additions to internal-use software	(72)	(5)	(73)	(31)	(90)	(11)	(9)	(58)	(347)
Less: GE Pension Plan funding	—	—	—	—	—	—	—	(6,000)	(6,000)
Less: taxes related to business sales	—	—	—	—	—	—	—	(180)	(180)
Free Cash Flows (Non-GAAP)	$(2,660)	$486	$4,230	$768	$3,018	$167	$(34)	$(1,186)	$4,789
Less: Oil & Gas CFOA	—	—	—	1,763	—	—	—	—	1,763
Less: Oil & Gas gross additions to property, plant and equipment	—	—	—	(964)	—	—	—	—	(964)
Less: Oil & Gas gross additions to internal-use software	—	—	—	(31)	—	—	—	—	(31)
Add: BHGE Class B shareholder dividend	—	—	—	494	—	—	—	—	494
Adjusted Free Cash Flows (Non-GAAP)	$(2,660)	$486	$4,230	$494	$3,018	$167	$(34)	$(1,186)	$4,515

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2018 GE INDUSTRIAL FREE CASH FLOWS (FCF) AND ADJUSTED GE INDUSTRIAL FCF (NON-GAAP)
(Dollars in millions)	2018
GE CFOA (GAAP)	$2,258
Add: gross additions to property, plant and equipment	(3,302)
Add: gross additions to internal-use software	(347)
Less: GE Pension Plan funding	(6,000)
Less: taxes related to business sales	(180)
GE Industrial Free Cash Flows (Non-GAAP)	$4,789
Less: Oil & Gas CFOA	1,763
Less: Oil & Gas gross additions to property, plant and equipment	(964)
Less: Oil & Gas gross additions to internal-use software	(31)
Add: BHGE Class B shareholder dividend	494
Adjusted GE Industrial Free Cash Flows (Non-GAAP)	$4,515

In 2018, GE transitioned from reporting an Adjusted GE Industrial CFOA metric to measuring itself on a GE Industrial Free Cash Flows basis*. This metric includes GE CFOA plus investments in property, plant and equipment and additions to internal-use software; this metric excludes any dividends received from GE Capital and any cash received from dispositions of property, plant and equipment.

We believe that investors may also find it useful to compare GE’s Industrial free cash flows* performance without the effects of cash used for taxes related to business sales and contributions to the GE Pension Plan. We believe that this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows. In addition, we report Adjusted GE Industrial Free Cash Flows* in order to provide a more fair representation of the cash that we are entitled to utilize in a given period. We also used Adjusted GE Industrial Free Cash Flows* as a performance metric at the company-wide level for our annual executive incentive plan for 2018.

Management recognizes that the term free cash flows may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

*Non-GAAP Financial Measure

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